Exhibit 10.22

EMPLOYMENT AGREEMENT AURINIA PHARMA U.S., INC.

PRIVATE AND CONFIDENTIAL

July 11, 2022

Volker Knappertz, M.D.
[redacted]

Re:    Terms of Employment with Aurinia Pharma U.S., Inc.
Dear Dr. Knappertz:

This Employment Agreement (“Agreement”) sets forth the terms and conditions of your employment with Aurinia Pharma U.S., Inc. (the “Corporation”), a Delaware corporation and wholly owned subsidiary of Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta (“Parent”) and will constitute your employment agreement. Those terms and conditions are set out below:

1.    Position and Duties. You will be employed by the Corporation as Executive VP, Research and Development, having such duties and functions as are customary and usual for the title and reporting to Parent’s Chief Executive Officer.

2.    Term. The terms and conditions of this Agreement shall have effect as of and from the date your employment commences on July 18, 2022 (the “Effective Date”), and your employment shall continue until terminated as provided in this Agreement.

3.    Base Salary. The Corporation shall pay you a base salary at the rate of USD $500,000 per year (the “Base Salary”), payable semi-monthly and subject to applicable withholdings. As a managerial employee of the Corporation, you are not entitled to overtime pay, and your compensation noted above represents your pay for all hours worked for the Corporation.

4.    Annual Review. The Board of Directors of Parent (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), in conjunction with Parent’s Chief Executive Officer, shall review your Base Salary annually. This review shall not result in a decrease of your Base Salary, nor shall it necessarily result in an increase in your Base Salary, and any increase shall be in the sole discretion of the Board or Compensation Committee.

5.    Discretionary Performance Bonus. Parent shall review the performance of your duties and functions under this Agreement annually (our fiscal year is a calendar year), and you shall be eligible to earn an annual target bonus equal to 50% of your Base Salary (the “Bonus”). Whether you receive such a bonus, and the amount of any such bonus, shall be determined by Parent’s Board of Directors (the “Board”) in its sole discretion, and shall be based upon both achievement of the Corporation’s corporate objectives and your individual performance objectives. The Corporation will not pro rate your Bonus for the 2022 calendar year, notwithstanding the Effective Date. Any bonus shall be paid within thirty (30) days after the Board’s determination that a bonus shall be awarded. You must be employed as of the date of payment in order to be eligible to receive a Bonus (except as provided below). Therefore, if your employment is terminated either by you or the Corporation for any reason prior to the Bonus being paid, you will not have earned the
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Bonus and no partial or prorated bonus will be paid other than as may be provided for elsewhere in this Agreement.

6.    Benefits. You will be eligible to participate in the Corporation’s standard benefit plans, subject to the applicable terms and conditions of such plans. Please note that the Corporation may change benefits from time to time in its sole discretion.

7.    Vacation. During your employment with the Corporation under this Agreement, you will be entitled to paid time off in accordance with Corporation policy. The Corporation reserves the right, acting reasonably, to request that vacations be scheduled so as not to conflict with critical business operations.

8.    Reimbursement for Expenses. During your employment under this Agreement, the Corporation shall reimburse you for reasonable travel and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, subject to and in accordance with the policies of the Corporation from time to time (including, but not limited to, the Share Ownership Policy and the Clawback Policy).

9.    Equity. You will be granted an initial equity grant of USD $1,250,000.00 stock options and USD $1,250,000.00 restricted stock units (the stock options and restricted stock units collectively comprising the “Initial Grant”) on the first Monday (provided such Monday is a business day, otherwise the next business day thereafter) of the month immediately following the Effective Date (for purposes of the Initial Grant, the “Grant Date”). This Initial Grant is intended to serve as an inducement for you to join the Corporation and to satisfy the requirements for inducement grants pursuant to Nasdaq Listing Rule 5634(c)(4) which permits the Corporation to issue you security-based compensation without shareholder approval in order to induce you to enter into an employment arrangement as an employee of the Corporation. The stock options awarded to you will vest over a three-year period, with 12/36th of the vesting on the 12-month anniversary of the Grant Date, and the remaining options vesting equally in monthly installments over the following twenty-four (24) months of continuous service. The stock options awarded to you will have an exercise price per share equal to the closing price of the Parent’s common shares as reported on the Nasdaq on the day immediately prior to the Grant Date and will have a term of of ten (10) years from the Grant Date. The restricted stock units awarded to you will vest in 1/3 tranches on the first, second and third anniversary of the Grant Date, respectively. Any additional stock options or other equity- based awards granted to you will be upon such terms as the Board or the Compensation Committee may determine in its discretion.

10.    Termination By You For Good Reason Or By The Corporation Other Than For Cause.

(a)    If your employment terminates due to your resignation for Good Reason (as that term is defined in the attached Schedule A but without necessity of a Change in Control (defined in Schedule A) having occurred) or by the Corporation for any reason other than for Cause (as that term is defined below), the Corporation shall pay you severance as described in this Section 10, in exchange for your execution of a release of claims approved by the Corporation.

(b)    You shall be entitled to 12 months (such period of time, the “Severance Period”) of severance pay, each month of pay based on your Base Salary at the time of your termination of employment (or prior to reduction triggering Good Reason if termination is due to resignation for Good Reason from a reduction of Base Salary). Severance will be paid in equal installments in accordance with the Corporation’s normally scheduled payroll dates. The Corporation will determine in its sole discretion which personal and corporate objectives have been accomplished in part or in full pursuant to Section 5 (Discretionary Performance Bonus) through
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the date of termination. Based on the objectives which have been accomplished in part or in full, you will be eligible to receive a lump sum payment of a performance bonus but not later than the earlier of (i) March 15 of the applicable following year or (ii) the date that performance bonuses are otherwise paid to Parent's officers for such year.

(c)    Provided that you timely elect continued coverage under COBRA, then the Corporation will pay your COBRA premiums during the Severance Period. This benefit will cease in the event you are no longer eligible for COBRA or you obtain no less favorable health insurance coverage through new employment (and you agree to use commercially reasonable efforts to obtain such coverage).

(d)    The Corporation will arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate for your role with the Corporation to assist you in seeking new employment, up to a maximum cost of $50,000.

(e)    You shall be entitled to payment of all accrued but unused vacation in accordance with Corporation policy and applicable state law.

(f)    You shall not be required to mitigate the amount of any payment provided for in this Section 10 by seeking other employment or otherwise, nor will any sums actually received reduce the severance payments.

11.    Termination by the Corporation For Cause; Death; Disability; Voluntary Quit. Upon your termination of employment for any reason under this Section 11, you shall be entitled only to payment of your salary through the last day of employment and any unreimbursed business expenses.

The Corporation may terminate your employment for Cause at any time, with or without notice. For purposes of this Agreement, “Cause” shall include, but is not limited to, any of the following:

(a)    the commission of theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Corporation or its employees or the Corporation’s customers or suppliers;

(b)    your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation, or breach of trust or for any other felony that impacts adversely on the Corporation;

(c)    willful misconduct or gross negligence in performance of your duties hereunder, including your refusal to comply in any material respect with the directives of the Corporation or the Board so long as such directives are not inconsistent with your position and duties or inconsistent with any other legal obligation or requirement, and such refusal to comply is not remedied by you within ten (10) working days after written notice from the Corporation or the Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause, provided that if not already provided notice and opportunity to be heard on the matter, then within five (5) working days after written notice from the Corporation or the Board, you are permitted to address the Parent’s Chief Executive Officer to rebut the allegation; or

(d)    your material breach of any element of this Agreement, which breach (if determined in good faith by the Corporation or the Board to be curable) is not remedied within thirty (30) working days after written notice from the Corporation or the Board, which written notice shall state that failure to remedy such conduct
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

may result in termination for Cause, provided that if not already provided notice and opportunity to be heard on the matter, then within fifteen (15) working days after written notice from the Corporation or the Board, you are permitted to address the Parent’s Chief Executive Officer to rebut the allegation of material breach.

12.    Termination Following Change in Control of Parent or Corporation. Concurrently with execution and delivery of this Agreement, you and Parent shall enter into a “Change in Control Agreement” in the form attached hereto as Schedule A, which sets out the compensation provisions to be applicable in the event of the termination of your employment with the Corporation in certain circumstances following a “Change in Control” (as defined in the Change in Control Agreement) of Parent (as defined in the Change in Control Agreement). Further, the compensation provisions of Schedule A shall be applicable in the event of the termination of your employment with the Corporation in certain circumstances following a “Change in Control” (as defined in the Change in Control Agreement, but with “Corporation” substituted for “Parent” wherever appearing in the definition and mutatis mutandis as necessary elsewhere in Schedule A to effect the intent for you to receive compensation pursuant to this Section 12) of the Corporation (as defined in the Change in Control Agreement)

13.    Taxes. You expressly acknowledge and agree that the Corporation will be entitled to make any tax withholding from your compensation as it deems reasonably necessary to comply with applicable taxation laws, rules, and regulations, provided that in circumstances other than regularly recurring withholdings, the Corporation provides advance notice to you and an opportunity to rebut, whether to the Corporation or the applicable governmental authority.

14.    Compliance with Insider Trading Guidelines and Restrictions. Parent may from time to time publish trading guidelines and restrictions for its employees, officers, and directors as are considered by the Board, in its discretion, prudent and necessary for a publicly listed company. It is a term of your employment of the Corporation that you comply with such guidelines and restrictions, provided you have been informed in advance that such guidelines and restrictions have application to you. At this time you are informed the guidelines and restrictions that may be found at this link below which will have application to you on commencement of employment with the Corporation: (https://d1io3yog0oux5.cloudfront.net/_d1351079de66c6b106099f3a4eca5152/auriniapharma/db/268/1285/file/Insider+Trading+Policy+%28December+2021%29+%28002%29.pdf)

15.    Location. You will be required to perform your duties and functions for Aurinia from a remote work location selected by you (on the Effective Date this will be your home) or as otherwise mutually agreed.

16.    Service to Employer. During your employment under this Agreement, you will:
(a)    perform your duties to the Corporation in good faith;
(b)    act in and promote the best interests of the Corporation;
(c)    apply your skill and experience to the performance of your duties and responsibilities and devote substantially the whole of your working time, attention, and energies to the business and affairs of the Corporation;
(d)    comply with all lawful policies and procedures put in place by the Corporation from time to time (including, but not limited to, the Share Ownership Policy and the Clawback Policy); and

(e)    except as set forth below, not, without the prior approval of the Board, carry on or be engaged in any other business or occupation or become a director, officer,
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

employee, or agent of or hold any position or office with any other corporation, firm, or person, except as a volunteer for a non-profit organization or in respect of civic or community activities, provided that such activities do not materially interfere with the performance of your duties under this Agreement.

17.    At-Will Employment. Your employment with the Corporation is “at-will,” which means either you or the Corporation may terminate the employment relationship at any time with or without cause or notice. You understand and agree that neither your job performance nor promotions, commendations, bonuses, or the like from the Corporation give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Corporation.

18.    No Additional Compensation upon Termination. It is agreed that neither you nor the Corporation shall, as a result of the termination of your employment, be entitled to any notice, fee, salary, bonus, severance, or other payments, benefits, or damages arising by virtue of, or in any way relating to, your employment or any other relationship with the Corporation (including termination of such employment or relationship) in excess of what is specified or provided for in Section 10 (Termination Other Than For Cause) or Section 12 (Termination Following Change in Control of Parent or Corporation), whichever is applicable. For the avoidance of doubt, in the event of the termination of your employment, you may be entitled to either the benefits set forth in Section 10 of this Agreement or in the Change in Control Agreement (as modified by Section 12 of this Agreement), but not both.

19.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code of 1986, as amended (the “Code”), Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Each payment (including any installment payment) and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)    Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by Section 18(c). Except as required by Section 18(c), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this Agreement.

(c)    Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), to the extent delayed commencement of any portion of the Deferred Payments to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then the Deferred Payments that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if your die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
(d)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(e)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (a) above.

(f)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

(g)    For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred. Notwithstanding the foregoing, the Corporation makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation under Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

20.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 20, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance benefits will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after- tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur on a non-discretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where one payment or benefit has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required, then an additional payment shall be made to you in an amount equal to the excess reduction within 60 days of the date on which the amount of the excess reduction is determined, but not later than December 31 of the year in whichthe excess reduction is determined. In the event that acceleration of vesting of equity award compensation is
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your equity awards.

Unless the Corporation and you otherwise agree in writing, any determination required under this Section 20 will be made in writing by an independent firm (without a pre-existing personal or business relationship with either you, the Corporation or Parent or any affiliate of the foregoing) immediately prior to the Change in Control (the “Firm”), whose determination will be conclusive and binding upon you and the Corporation for all purposes. For purposes of making the calculations required by this Section 20, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 20. The Corporation will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 20.

21.    Confidentiality and Assignment of Inventions. Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Corporation, you and the Corporation will enter into a “Confidentiality Agreement and Assignment of Inventions” in the form attached hereto as Schedule B.

22.    Disclosure of Conflicts of Interest. During your employment with the Corporation, you will promptly and fully disclose to the Corporation in writing:

(a)    the nature and extent of any interest you or your Associates (as hereinafter defined) have or may have directly or indirectly, in any contract or transaction or proposed contract or transaction with the Parent, the Corporation or any other subsidiary, affiliate, or successor of the Parent or the Corporation;

(b)    every office you may hold or acquire, and every property you or your Associates possess or intend to acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Corporation or the Parent or your duties and obligations under this Agreement; and

(c)    the nature and extent of any conflict referred to in subsection (b) above.

In this Agreement the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Securities Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include your spouse, children, parents, brothers and sisters. For this purpose, the definition of “associate” in the Securities Act (British Columbia) is as follows if used to indicate a relationship with any person:

i.    a partner, other than a limited partner, of that person,

ii.    a trust or estate in which that person has a substantial beneficial interest or for which that person serves as trustee or in a similar capacity,

iii.    an issuer in respect of which that person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the issuer or
iv.    a relative, including the spouse, of that person or a relative of that person’s spouse, if the relative has the same home as that person.

23.    Avoidance of Conflicts of Interest. You acknowledge that it is the policy of the Corporation that all interests and conflicts of the sort described in Section 22 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Board from time to
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

time regulating, restricting, or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 22 (Disclosure of Conflicts of Interest). During your employment with the Corporation, without Board approval in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Associates have not entered into any such agreement, arrangement, or understanding.

24.    Provisions Reasonable. It is acknowledged and agreed that:

(d)    both before and since the Effective Date, the Corporation and Parent have operated and competed and will operate and compete in a global market, with respect to the business of the Corporation and Parent set out in Schedule C attached hereto (the “Business”);

(e)    competitors of the Corporation, Parent, and the Business are located in countries around the world;

(f)    in order to protect the Corporation and Parent adequately, any enjoinder of competition would have to apply worldwide;

(g)    during the course of your employment by the Corporation, both before and after the Effective Date, on behalf of the Corporation and Parent, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Corporation and Parent, and that in some circumstances you have been or may well become the senior or sole representative of the Corporation and Parent dealing with such persons; and

(h)    in light of the foregoing, the provisions of Section 25 (Restrictive Covenant) below are reasonable and necessary for the proper protection of the business, property and goodwill of the Corporation and the Business.

25.    Restrictive Covenant. Subject to the exceptions set out in Schedule D attached hereto, and as added and deleted from time-to-time, you agree that you will not, either alone or in partnership, or in conjunction with any person, firm, company, corporation, syndicate, association, or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant, or in any capacity or manner whatsoever, whether directly or indirectly, for the Term of Employment and continuing for a period of 12 months from the termination of your employment, regardless of the reason for such termination:

(a)    carry on or be engaged in, concerned with, or interested in, or advise, invest in, or give financial assistance to, any business, enterprise, or undertaking that:
(i)    is involved in the Business or in the sale, distribution, development, or supply of any product or service that is competitive with the Business or any product or service of the Business; or

(ii)    competes with the Corporation or Parent with respect to any aspect of the Business;

provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking that are publicly traded (including on private secondary markets available to accredited investors), so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)    solicit, agree to be employed by, or agree to provide services to any person, firm, company, or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact, or prospect of the Corporation or Parent during the time of your employment with the Corporation-, for any business purpose that is competitive with the Business or any product or service of the Business; or

(c)    divert, entice, or take away from the Corporation or Parent, or attempt to do so or solicit for the purpose of doing so, any business of the Corporation or Parent, or any person, firm, company, or other entity that was an employee, client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact, or prospect of the Corporation or Parent during the time of your employment with the Corporation whether before or after the Effective Date.

26.    Indemnification. Parent agrees to indemnify and hold you harmless to the fullest extent permitted by the laws of Canada and the State of Delaware and under the bylaws of Parent and the Corporation. In connection therewith, Parent and the Corporation shall maintain the protection of insurance policies for your benefit (and the benefit of the Parent’s and the Corporation’s directors and officers) against all costs, charges, and expenses whatsoever incurred or sustained by you in connection with any action, suit, or proceeding to which you may be made a party by reason of you being or having been a director, officer, or employee of the Parent or the Corporation or both. This provision shall survive any termination of your employment hereunder.

27.    Remedies. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 14 (Compliance with Insider Trading and Guidelines and Restrictions), Section 16 (Service to Employer), Section 21 (Confidentiality and Assignment of Inventions), Section 22 (Disclosure of Conflicts of Interest), Section 23 (Avoidance of Conflicts of Interest) or Section 25 (Restrictive Covenant) could cause irreparable damage to the Corporation or its partners, subsidiaries, or affiliates, that such harm could not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Corporation shall have the right to seek an injunction, specific performance, or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 27 are in addition to and not in substitution for any rights or remedies of the Corporation at law or in equity, and that all such rights and remedies are cumulative and not alternative, and that the Corporation may have recourse to any one or more of its available rights or remedies as it shall see fit.
28.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Corporation. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

29.    Agreement Confidential. Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

30.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of such state.

31.    Exercise of Functions. The rights of Parent or the Corporation as provided in this Agreement may be exercised on behalf of the Parent or the Corporation only by the Board.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

32.    Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement and except for any documentation regarding benefits under benefit plans, equity award agreements and related documentation, agreements and related documentation regarding indemnification rights and documents regarding your rights as a shareholder, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and (except for the terms reserved to the Corporation’s discretion) may only be varied by further written agreement signed by you and the Corporation. This Agreement supersedes any previous communications, understandings and agreements between you and the Corporation regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.

33.    Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

34.    Surviving Obligations. Your obligations and covenants under Section 21 (Confidentiality and Assignment of Inventions), Section 25 (Restrictive Covenant) and Section 27 (Remedies) shall survive the termination of this Agreement. Parent’s and the Corporation’s obligations under Section 10 (Termination By You For Good Reason Or By The Corporation Other Than For Cause), Section 12 (Termination Following Change in Control of Parent or Corporation), and Section 26 (Indemnification) shall survive the termination of this Agreement.

35.    Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

36.    Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:
If to the Corporation or Parent:

Aurinia Pharmaceuticals Inc. 1203 – 4464 Markham Street Victoria, B.C. V8Z 7X9
Attention: EVP, Operations & Strategy
If to Volker Knappertz, M.D.:

Volker Knappertz, M.D. [redacted]

Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labor dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

37.    Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

38.    Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

39.    Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this agreement.

Yours truly,

AURINIA PHARMA U.S., INC.
(a Delaware corporation)
By:        /s/ Max Donley

Accepted and agreed to by Volker Knappertz, M.D. as of July11, 2022

/s/ Volker Knappertz, M.D.
Volker Knappertz, M.D.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE A

AURINIA PHARMACEUTICALS INC.

July 11, 2022

Volker Knappertz, M.D.
[redacted]

Dear Dr. Knappertz:
Re: Change in Control Agreement

Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta (“Parent”), considers it essential to the best interests of its members to foster the continuous employment of its senior management team, including the senior management of Aurinia Pharma U.S., Inc. (the “Corporation”), a Delaware corporation and a wholly owned subsidiary of Parent. In this regard, the Board of Directors of Parent (the “Board”) has determined that it is in the best interests of Parent and its shareholders that appropriate steps should be taken to reinforce and encourage management’s continued attention, dedication and availability to the Parent and the Corporation in the event of a Potential Change in Control (as defined in Section 2), without being distracted by the uncertainties which can arise from any possible changes in control of the Parent.

In order to induce you to agree to remain in the employ of the Corporation, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Corporation (the “Employment Agreement”) and in consideration of your agreement as set forth in Section 3 below, the Corporation agrees that you shall receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Corporation be terminated subsequent to a Change in Control (as defined in Section 2 below) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Corporation or the termination of your employment:

1.    Term of Agreement.

This Agreement shall be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending once all benefits called for under this Agreement have been distributed to you or if earlier, termination of your employment prior to a Change in Control.

2.    Definitions.

(a)    “Affiliate” means a corporation that is an affiliate of Parent under the Securities Act
(British Columbia), as amended from time to time.

(b)    “Base Salary” shall mean the annual base salary, as referred to in Section 3 (Base Salary), of the Employment Agreement.
(c)    “Bonus” shall mean the bonus referred to in Section 5 (Discretionary Performance Bonus) of the Employment Agreement.

(d)    “Cause” shall have the meaning set out in Section 11 (Termination by the Corporation for Cause) of the Employment Agreement.

(e)    “Change in Control” of Parent (or Corporation for purposes of Section 12 of the Employment Agreement and benefits related thereto) shall be deemed to have occurred:

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)    any merger or consolidation in which voting securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction and the composition of the board of directors of Parent following such transaction is such that the directors of Parent prior to the transaction constitute less than fifty percent (50%) of the membership of the board of directors of Parent following the transaction;

(ii)    any acquisition, directly or indirectly, by a person or related group of persons (other than Parent or a person that directly or indirectly controls, is controlled by, or is under common control with, Parent) of beneficial ownership of voting securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent’s outstanding securities;

(iii)    any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of the directors of Parent; and

(iv)    any sale, transfer or other disposition of all or substantially all of the assets of Parent;

provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by Parent or any of its Affiliates, of voting securities of Parent or any of its Affiliates or any rights to acquire voting securities of Parent or any of its Affiliates which are convertible into voting securities. This definition of Change in Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury regulation Sections 1.409A-3(i)(5)(v) and (vii).

(f)    “Date of Termination” shall mean, if your employment is terminated, the date specified in the Notice of Termination.

(g)    “Good Reason” shall mean the occurrence of one or more of the following events, without your express written consent, within 12 months of Change in Control:

(i)    a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;

(ii)    a material reduction by the Corporation or Parent, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iii)    a failure by the Corporation or Parent to continue in effect any other compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;

(iv)    a material breach of the Employment Agreement, including but not limited to, requiring you to no longer perform your duties and functions from the work location of your choice (excepting reasonably necessary travel in the ordinary course of business consistent with your past employment with the Corporation);
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(v)    any request by the Parent or any affiliate of Parent that you participate in an unlawful act; or

(vi)    any purported termination of your employment by the Corporation after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (h) below and for the purposes of this Agreement, no such purported termination shall be effective.

In order to resign for Good Reason, you must provide written notice of the event giving rise to Good Reason to the Parent’s Board of Directors within 90 days after the condition arises, allow the Parent or the Corporation 30 days to cure such condition, and if Parent or the Corporation fails to cure the condition within such period, your resignation from all positions you then hold with the Parent and Corporation must be effective not later than 90 days after the end of the 30-day cure period.

(h)    “Notice of Termination” shall mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(i)    “Potential Change in Control” of Parent shall be deemed to have occurred if:

(i)    Parent enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)    any person (including Parent) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)    the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of Parent has occurred.

3.    Potential Change in Control.

You agree that, in the event of a Potential Change in Control of Parent occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.
4.    Compensation Upon Termination Following Change in Control.

Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Corporation agrees that you shall receive and you agree to accept the following payments in full satisfaction of any and all claims you may have or then may have against the Corporation, for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Corporation or the termination of your employment:

(a)    If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the terms of the Employment Agreement shall govern and the Corporation shall have no further obligations to you under this Agreement.

(b)    If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, then you shall be entitled to the payments and benefits provided below:

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(i)    subject to the withholding of all applicable deductions, the Corporation shall pay you a lump sum equal to (A) 150% of 12 months’ Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) of the Employment Agreement, plus (B) Bonus at 100% of target for the year of termination;

(ii)    to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain the benefits and payments set out in Section 6 (Benefits) of the Employment Agreement during the 18-month period following your termination date. The Corporation may, at its option, satisfy any requirement that the Corporation provide coverage under any benefit plan by (i) reimbursing your premiums under Title X of the Consolidated Budget reconciliation Act of 1985, as amended (“COBRA”) after you have properly elected continuation coverage under COBRA (in which case you will be solely responsible for electing such coverage for your eligible dependents), or (ii) providing the ash equivalent of such benefit as would have been provided during the Severance Period or a payment equivalent to the premium cost of such coverage during the Severance Period or providing coverage under a separate plan or plans providing coverage that is no less favorable to you than the terms of the plans in effect on your termination date. If the cash equivalent or premium cost is provided, such cash equivalent shall be paid in a lump sum in cash within 60 days following the date of termination of your employment.

(iii)    the Corporation shall arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new employment; and

(iv)    all stock options or other equity-based awards granted to you by Parent under any stock option or other equity-based award agreement that is entered into between you and the Corporation and is outstanding at the time of termination of your employment, which stock options or other equity-based awards have not yet vested, shall immediately vest upon the termination of your employment and shall be fully exercisable (to the extent applicable) by you in accordance with the terms of the agreement or agreements under which such options or other equity awards were granted.

You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received reduce the severance payments. The foregoing payments shall be subject to the provisions of Sections 19 and 20 of the Employment Agreement.

5.    Binding Agreement.

This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.    Notices.

Any notice or other communication required or contemplated under, this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the addresses set out below:

If to the Corporation or Parent:

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Aurinia Pharmaceuticals Inc. 1203 – 4464 Markham Street Victoria, B.C. V8Z 7X9
Attention: EVP, Operations and Strategy

If to NAME:

Volker Knappertz, M.D. [redacted]

Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labor dispute which might affect delivery of the notice by mail. In such event, the notice shall be effective only if delivered.

7.    Modification: Amendments: Entire Agreement.

This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
8.    Governing Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of such state.

9.    Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.    No Employment or Service Contract

Nothing in this Agreement shall confer upon you any right to continue in the employment of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

If the foregoing sets forth our agreement on this matter, kindly sign and return to Parent a copy of this letter.

AURINIA PHARMA U.S., INC.
(a Delaware corporation)

By: /s/ Max Donley

Date: July 11, 2022___________________

AURINIA PHARMACEUTICALS INC.
(a Province of Alberta corporation)

By:/s/ Stephen Robertson

Date: July 11, 2022___________________

Accepted and agreed to by Volker Knappertz, M.D. as of July11, 2022

/s/ Volker Knappertz, M.D.
Volker Knappertz, M.D.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE B

CONFIDENTIALITY AGREEMENT AND ASSIGNMENT OF INVENTIONS

AURINIA PHARMA U.S., INC.

PRIVATE AND CONFIDENTIAL

July 11, 2022
Volker Knappertz, M.D. [redacted]

Dear Dr. Knappertz:

The purpose of this letter is to confirm and record the terms of the agreement (the “Agreement”) between you and Aurinia Pharma U.S., Inc. (“U.S. Sub”), a Delaware corporation and a wholly owned subsidiary of Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta (“Parent” and, together with U.S. Sub, “Aurinia”), concerning the terms on which you will (i) receive from and disclose to Aurinia proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to Parent all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by you over the course of your work during your employment with U.S. Sub. The effective date (“Effective Date”) of this Agreement is July 18, 2022, provided and subject to your employment agreement between you and Aurinia dated as of July [___], 2022, taking effect in accordance with Section 2 (Term) thereof.

In consideration of the offer of employment by Aurinia, you and Aurinia hereby agree as follows:

1.    INTERPRETATION

1.1    Definitions. In this Agreement:

(a)    “Confidential Information”, subject to the exemptions set out in Section 2.8, shall mean any information relating to Aurinia’s Business (as hereinafter defined), whether or not conceived, originated, discovered, or developed in whole or in part by you, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)    from which Aurinia derives economic value, actual or potential, from the information not being generally known; or
(ii)    in respect of which Aurinia otherwise has a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include;

(iii)    all proprietary information licensed to, acquired, used or developed by Aurinia in its research and development activities including but not restricted to the development and commercialization of pharmaceutical products for the treatment of Lupus and related diseases, other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)    all information relating to Aurinia’s Business, and to all other aspects of Aurinia’s structure, personnel, and operations, including financial, clinical,
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to Aurinia by third parties subject to restrictions on use or disclosure;

(v)    all know-how relating to Aurinia’s Business including, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)    all information relating to the businesses of competitors of Aurinia including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)    all information provided by Aurinia’s agents, consultants, lawyers, contractors, licensors or licensees to Aurinia and relating to Aurinia’s Business; and

(viii)    all information relating to your compensation and benefits, including your salary, vacation, stock options, rights to continuing education, perquisites, severance notice, rights on termination and all other compensation and benefits, except that you shall be entitled to disclose such information to your bankers, advisors, agents, consultants and other third parties who have a duty of confidence to you and who have a need to know such information in order to provide advice, products or services to you.

(b)    “Inventions” shall mean any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

(c)    “Work Product” shall mean any and all Inventions and possible Inventions relating to Aurinia’s Business resulting from any work performed by you for Aurinia that you may invent or co-invent during your involvement in any capacity with Aurinia, except those Inventions invented by you entirely on your own time that do not relate to Aurinia’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with Aurinia.

(d)    “Aurinia’s Business” shall mean the businesses actually carried on by Aurinia, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, the development and commercialization of pharmaceutical products for the treatment of Lupus Nephritis, Dry Eye Syndrome, Focal Segmental Glomerulosclerosis, and related diseases.

2.    CONFIDENTIALITY

2.1    Basic Obligation of Confidentiality. You hereby acknowledge and agree that in the course of your involvement with Aurinia, Aurinia may disclose to you or you may otherwise have access or be exposed to Confidential Information. Aurinia hereby agrees to provide such access to you and you
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

agree to receive and hold all Confidential Information on the terms and conditions set out in this Agreement. Except as set out in this Agreement, you will keep strictly confidential all Confidential Information and all other information belonging to Aurinia that you acquire, observe or are informed of, directly or indirectly, in connection with your involvement, in any capacity, with Aurinia.

2.2    Fiduciary Capacity. You will be and act toward Aurinia as a fiduciary in respect of the Confidential Information.

2.3    Non-disclosure. Unless Aurinia first gives you written permission to do so under Section
2.7    of this Agreement, you will not at any time, either during or after your involvement in any capacity with Aurinia;

(a)    use or copy Confidential Information or your recollections thereof;

(b)    publish or disclose Confidential Information or your recollections thereof to any person other than to employees of Aurinia who have a need to know such Confidential Information for their work for Aurinia;

(c)    permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement;

(d)    permit or cause any Confidential Information to be stored off the premises of Aurinia, including permitting or causing such Information to be stored in electronic format on personal computers, except in accordance with written procedures of Aurinia, as amended from time to time in writing; or

(e)    communicate the Confidential Information or your recollections thereof to another employee of Aurinia in a public place or using methods of communication that are capable of being intercepted (such as unencrypted messages using the internet or cellular phones) or overheard, without the written permission of Aurinia.

2.4    Taking Precautions. You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

2.5    Aurinia’s Ownership of Confidential Information. As between you and Aurinia, Aurinia shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by you.

2.6    Control of Confidential Information and Return of Information. All physical materials produced or prepared by you containing Confidential Information, including, without limitation, biological material, chemical entities, test results, notes of experiments, computer files, photographs, x-ray film, designs, devices, formulas, memoranda, drawings, plans, prototypes, samples, accounts, reports, financial statements, estimates and materials prepared in the course of your responsibilities to or for the benefit of Aurinia, shall belong to Aurinia, and you will promptly turn over to Aurinia’s possession every original and copy of any and all such items in your possession or control upon request by Aurinia. You shall not permit or cause any physical materials containing Confidential Information to be stored off the premises of Aurinia, unless in accordance with written procedures of Aurinia, as amended from time to time in writing (if not already developed, the parties agree to reasonably cooperate in developing said written procedures for application to your remote work location). You shall not intentionally (whether or not for material gain to you) transfer any of Aurinia’s biological material to another person outside of Aurinia, unless a material transfer agreement has been signed by both Aurinia and the other party. You shall not intentionally bring (whether or not for material gain to you) onto the premises of Aurinia (for the avoidance of doubt your remote work location is not considered a part of the premises of Aurinia, unless you consciously bring biological material of Aurinia to such location), any biological material from another person outside of Aurinia, unless in accordance with written procedures of Aurinia, as amended from time to time in writing.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.7    Purpose of Use. You will use Confidential Information only for purposes authorized or directed by Aurinia.

2.8    Exemptions. Your obligation of confidentiality under this Agreement will not apply to any of the following:

(a)    information that is already known to you, though not due to a prior disclosure of Confidential Information by Aurinia or by a person who is obliged to maintain the confidentiality of that information and who obtained knowledge of the information, directly or indirectly, from Aurinia;

(b)    information disclosed to you by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the Confidential Information, directly or indirectly, from Aurinia;

(c)    information that is developed by you independently of Confidential Information received from Aurinia and such independent development can be documented by you;

(d)    other particular Confidential Information which Aurinia expressly exempts by written instrument signed by Aurinia;

(e)    information or material that is in the public domain through no fault of your own; and

(f)    information or material that you are obligated by law to disclose, to the extent of such obligation, provided that:
(i)    in the event that you are required to disclose such information or material, then, as soon as you become aware of this obligation to disclose, you will, subject to applicable law, provide Aurinia with prompt written notice so that Aurinia may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(ii)    if Aurinia agrees that the disclosure is required by law, it will give you written authorization to disclose the information for the required purposes only;

(iii)    if Aurinia does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv)    if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, you will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3.    ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

3.1    Notice of Invention. You agree to promptly and fully inform Aurinia of all your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with Aurinia, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by U.S. Sub for any reason whatsoever, you will immediately deliver up to Aurinia all of your Work Product. You further agree that all of your Work Product shall at all times be the Confidential Information of Aurinia.

3.2    Assignment of Rights. You will assign, and do hereby assign, to Parent or, at the option of Parent and upon notice from Parent, to Parent’s designee, your entire right, title and interest in and to
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

all of your Work Product during your involvement, in any capacity, with Aurinia and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, patent applications filed and other registrations granted thereon. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for Aurinia. You agree that Aurinia’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with Aurinia. You further agree that Aurinia’s rights hereunder are worldwide rights and are not limited to the United States but shall extend to every country of the world.

3.3    Moral Rights. Without limiting the foregoing, you irrevocably waive any and all moral rights arising under the Copyright Act (Canada), as amended, as applicable, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that you may have with respect to your Work Product, and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and you further confirm that Aurinia may use or alter any such Work Product as Aurinia sees fits in its absolute discretion.
3.4    Goodwill. You hereby agree that all goodwill you have established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of Aurinia relating to the business or affairs of Aurinia (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between you and Aurinia, be and remain the property of Aurinia exclusively, for Aurinia to use, alter, vary, adapt and exploit as Aurinia shall determine in its discretion.

3.5    Assistance. You hereby agree to reasonably assist Aurinia, at Aurinia’s request and expense, in:

(a)    making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favor of Aurinia for such applications;

(b)    making applications for all other forms of intellectual property registration relating to your Work Product;

(c)    prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

(d)    registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.

3.6    Assistance with Proceedings. You further agree to reasonably assist Aurinia, at Aurinia’s request and expense, in connection with any defense to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

4.    GENERAL

4.1    Term and Duration of Obligation. The term of this Agreement is from the Effective Date and terminates on the date that you are no longer working at or for Aurinia. Except as otherwise agreed in a written instrument signed by Aurinia, Article 2 shall survive the termination of this Agreement, including your obligations of confidentiality and to return Confidential Information, and shall endure, with respect to each item of Confidential Information, for so long as those items fall within the
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

definition of Confidential Information. Sections 1.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10,4.11, 4.12 and 4.13 shall also survive the termination of this Agreement.

4.2    Binding Nature of Agreement. This Agreement is not assignable by you. You agree that this Agreement shall be binding upon your heirs and estate.

4.3    Non-Competition. While you are an employee of Aurinia, you will not provide services to or enter into a contract of employment or service in any capacity for any business which is in any way competitive with Aurinia’s Business without the prior written consent of Aurinia.

4.4    No Solicitation of Employees, Consultant or Contractors. You agree that during the period of your employment and for the one (1) year period thereafter, you will not, as an officer, director, employee, consultant, owner, partner or in any other capacity either directly or indirectly or through others,except on behalf of Aurinia, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to you to be an employee, consultant, or independent contractor of Aurinia to terminate his or her relationship with Aurinia.

4.5    No Conflicting Obligations. You represent and warrant that you will not use or disclose to other persons at Aurinia information that (i) constitutes a trade secret of persons other than Aurinia during your employment at Aurinia, or (ii) which is confidential information owned by another person. You represent and warrant that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

4.6    Equitable Remedies. You acknowledge and agree that a breach by you of any of your obligations under this Agreement may result in damages to Aurinia that may not be adequately compensated by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to Aurinia at law or in equity, Aurinia shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages to the court.

4.7    Publicity. You shall not, without the prior written consent of Aurinia, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.

4.8    Severability. If any covenant or provision of this Agreement or of a section of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision shall not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision.

4.9    Time of Essence/No Waiver. Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by Aurinia regarding any particular default or omission by you shall affect or impair any of Aurinia’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time shall continue to be of the essence without the necessity of specific reinstatement.

4.10    Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

4.11    Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses indicated below.

If to the Corporation or Parent:

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Aurinia Pharmaceuticals Inc. 1203 – 4464 Markham Street Victoria, B.C. V8Z 7X9
Attention: EVP, Operations and Strategy
If to Volker Knappertz, M.D.:

Volker Knappertz, M.D.
[redacted]

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section 4.11.

4.12    Amendment. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by Aurinia.

4.13    Entire Agreement. This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby, and there are no representations, warranties, conditions or collateral agreements between the parties with respect to such transactions except as expressly set out herein.

4.14    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of such state.

4.15    Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

4.16    Acceptance. If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to Aurinia of the enclosed copy of this letter will create a binding agreement between us.

[Signature Page Follows]

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Thank you for your cooperation in this matter.

Yours truly,
AURINIA PHARMA U.S., INC.

By:/s/ Max Donley
Accepted and agreed to by Volker Knappertz, M.D. as of July11, 2022

/s/ Volker Knappertz, M.D.
Volker Knappertz, M.D.

/s/ Stephen Robertson
Witness Signature

Stephen Robertson
Witness Name

EVP, General Counsel, Corporate Secretary and Chief Compliance Officer
Occupation

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE C

DESCRIPTION OF BUSINESS

“Aurinia’s Business” shall mean the businesses actually carried on by the Corporation, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, related to the development and commercialization of pharmaceutical products for the treatment of Lupus Nephritis, and other autoimmune diseases of the human kidney.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE D

EXCEPTIONS TO RESTRICTIVE COVENANT

None
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.